UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current report pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2007

WJ COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-31337

Delaware	94-1402710
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

401 River Oaks Parkway, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

(408) 577-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On May 23, 2007 WJ Communications, Inc. (the “Company”) entered into and closed on an Asset Purchase Agreement (the “Agreement”) with AmpTech, Inc. (“AmpTech”), a private company, pursuant to which the Company sold certain wafer fabrication equipment from it’s recently closed Milpitas fabrication facility to AmpTech. The purchase price paid by AmpTech to the Company consisted of  cash in the amount of $1,800,000 and a warrant to purchase 200,000 shares of Amptech common stock. The Agreement also obligates Amptech to reimburse the Company for certain expenses.  In connection with the Agreement the parties also entered into a Wafer Manufacturing and Supply Agreement which provides for Amptech to manufacture and supply wafers to the Company utilizing the Company’s wafer production processes and for the Company to purchase such wafers, as well as a License Agreement whereby the Company licenses to Amptech certain of the Company’s proprietary process technology associated with wafer production products. The preceding description  is qualified in its entirety by the specific terms of the agreements, copies of which would be filed by the Company as exhibits to it’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2007.

A copy of the press release issued on May 24, 2007 announcing the Company’s sale of wafer fabrication equipment to AmpTech is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release dated May 24, 2007 announcing the Company’s sale of wafer fabrication equipment to AmpTech.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WJ COMMUNICATIONS, INC.

By:	/s/ R. Gregory Miller
R. Gregory Miller
Chief Financial Officer

Dated: May 29, 2007